EX-99.77C

Dreyfus Investment Grade Bond Funds, Inc. (the "Fund")
- Dreyfus Premier Short Term Income Fund
- Dreyfus Intermediate Term Income Fund
   (each, a "Series")

Special Shareholder Meetings held on December 18, 2002 and
January 21, 2003

Proposal:  To change the investment objective of each Series.

Old Investment Objective:
"To seek as high a level of current income as is consistent with the preservation of capital"

New Investment Objective:
"To seek to maximize total return, consisting of capital appreciation and current income"

Shareholder/Proxy voting results were as follows:

DREYFUS PREMIER SHORT TERM INCOME FUND
December 18, 2002
                                        % of Outstanding       %
of Shares
                         No. of Shares         Shares
Present
                       ---------------  ----------------  -------
---------
 To change the Fund's investment objective

    Affirmative          40,350,882.668          44.979%
84.715%
    Against               5,311,887.319           5.921%
11.152%
    Abstain               1,968,743.680           2.194%
4.133%

    TOTAL                47,631,513.667          53.094%
100.000%



DREYFUS INTERMEDIATE TERM INCOME FUND
January 21, 2003
                                        % of Outstanding       %
of Shares
                         No. of Shares         Shares
Present
                       ---------------  ----------------  -------
---------

    To change the Fund's investment objective

    Affirmative          27,623,268.024          42.883%
84.543%
    Against               3,560,498.272           5.527%
10.897%
    Abstain               1,489,982.204           2.313%
4.560%

    TOTAL                32,673,748.500          50.723%
100.000%



On December 18, 2002, the joint shareholder meeting was adjourned with respect to Dreyfus Intermediate Term Income Fund to January
21, 2003, whereupon the required vote was received to pass the proposal.